C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2025 Fourth Quarter Results
Eden Prairie, MN, January 28, 2026 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2025.
Fourth Quarter Highlights:
•In the face of significant market headwinds, C.H. Robinson continued to deliver strong performance driven by market share gains, disciplined revenue management, a cost of hire advantage versus the market, and evergreen productivity improvements fueled by its Lean AI strategy
•North American Surface Transportation ("NAST") total volume increased approximately 1% and NAST truckload volume increased approximately 3%, compared to a 7.6% decline in the Cass Freight Shipment Index
•NAST adjusted gross profit margin(1) increased 20 basis points to 14.6%
•Income from operations decreased 1.3% to $181.4 million
•Adjusted income from operations(1) increased 7.1% to $197.4 million
•Diluted earnings per share (EPS) decreased 8.2% to $1.12
•Adjusted diluted EPS(1) increased 1.7% to $1.23
•Cash generated by operations increased by $37.5 million to $305.4 million
•Cash returned to shareholders increased 150.7% to $207.7 million
(1) Adjusted gross profit margin, adjusted income from operations, and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

"The fourth quarter certainly provided a challenging macro environment, with weak global freight demand, rising spot costs in trucking and falling ocean rates all providing headwinds to our business," said President and Chief Executive Officer, Dave Bozeman. "However, we’ve consistently focused on controlling what we can control, which is providing differentiated service and solutions to our customers and carriers, executing with discipline, and continuously improving our business model and our cost to serve. This focus, and the strength of our Lean AI - which is the combination of our Lean operating model, industry-leading technology and the best logisticians - has enabled us to consistently outperform over the last two years, and we did it again in the fourth quarter."

"The Cass Freight Shipment Index declined year-over-year for the 13th consecutive quarter and was the lowest Q4 reading since the financial crisis of 2009," Bozeman added. "Spot market costs for truckload capacity spiked during the last five weeks of the quarter, due to a seasonal decline in capacity, three winter storms and incremental pressure from the cumulative enforcement of various commercial driver regulations. International freight continues to be impacted by global trade policies, which caused previous front-loading, a dislocation of shipments and a more pronounced decline in demand after the third quarter peak season. Combined with excess vessel capacity, this caused ocean rates to decline substantially versus a year ago - consistent with the expectations that we laid out at our Investor Day in December of 2024. So the macro conditions for global transportation companies were difficult in fourth quarter, and we are not impervious to these volume and rate dynamics."

"In NAST, we grew our total volume by approximately 1% and our truckload volume by approximately 3% on a year-over-year basis. Compared to a 7.6% year-over-year decline in the Cass Freight Shipment Index, this reflects another quarter of demonstrable market share growth. This was accomplished while mitigating some of the market pressure on gross profits through strong revenue management practices and by improving our cost of hire advantage. These disciplines enabled us to improve our NAST AGP margin by 20 basis points on a year-over-year basis, despite the pressure on spot market costs from a decline in available capacity."

"In Global Forwarding, we expanded gross margins by 120 basis points year-over-year through improved revenue management discipline. We also continued to evolve our Global Forwarding business to a more cohesive, centralized model with standardized and Lean AI-enabled processes. We continued to improve our productivity and cost to serve across the enterprise, resulting in a double-digit productivity increase in NAST for the full year and a high-single-digit productivity increase in Global Forwarding. As we continue to purposefully engineer our work to drive higher automation, a lower cost to serve and improved customer outcomes, all of this is aimed at building the best model for demonstrable outgrowth while continuing to have industry-leading operating margins. While we’re pleased with the results we’ve delivered in the last two years, we are still in the early stages of our transformation. Significant runway exists as we continue to deepen the Lean mindset and scale custom-built AI agents across the enterprise," said Bozeman.

Summary of Fourth Quarter of 2025 Results Compared to the Fourth Quarter of 2024
•Total revenues decreased 6.5% to $3.9 billion, primarily driven by the divestiture of our Europe Surface Transportation business, lower pricing and volume in our ocean services, and lower pricing in our truckload services. This was partially offset by higher volume in our truckload services.
•Gross profits decreased 4.5% to $642.5 million. Adjusted gross profits(1) decreased 4.0% to $657.0 million, primarily driven by lower adjusted gross profit per transaction in our ocean services and the divestiture of our Europe Surface Transportation business.
•Operating expenses decreased 5.0% to $475.7 million. Personnel expenses decreased 4.9% to $337.0 million, primarily due to cost optimization efforts and productivity improvements and the divestiture of our Europe Surface Transportation business. This was partially offset by higher restructuring charges related to workforce reductions. Average employee headcount declined 12.9%. Other selling, general and administrative (“SG&A”) expenses decreased 5.3% to $138.7 million, primarily due to cost optimization efforts and prior year restructuring charges for impairments related to reducing our facilities footprint. These decreases were partially offset by a $12.6 million favorable adjustment in the prior year related to the divestiture of our Europe Surface Transportation business.
•Income from operations totaled $181.4 million, down 1.3% due to the decrease in adjusted gross profit and higher restructuring charges, partially offset by the decrease in operating expenses. Adjusted operating margin(1) of 27.6% increased 80 basis points.
•Interest and other income/expense, net totaled $14.8 million of expense, consisting primarily of $13.7 million of interest expense, which decreased $5.1 million versus last year due to a lower average debt balance and lower variable interest rates. The fourth quarter of 2025 results also include a $2.9 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 18.1%, compared to 11.4% in the fourth quarter of 2024. The higher rate in the fourth quarter of 2025 was driven by the impact of non-recurring discrete items, lower U.S. tax credits, and an increase in unfavorable book-tax differences, partially offset by the tax benefits of stock-based compensation.
•Net income totaled $136.3 million, down 8.7% from a year ago. Diluted EPS of $1.12 decreased 8.2%. Adjusted diluted EPS(1) of $1.23 increased 1.7%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of Full Year 2025 Results Compared to 2024
•Total revenues decreased 8.4% to $16.2 billion, primarily driven by the divestiture of our Europe Surface Transportation business, in addition to lower pricing and volume in our ocean services and lower fuel surcharges in our truckload services.
•Gross profits decreased 1.8% to $2.7 billion. Adjusted gross profits(1) decreased 1.3% to $2.7 billion, primarily driven by lower adjusted gross profit per transaction in our ocean services and the divestiture of our Europe Surface Transportation business, which were partially offset by higher adjusted gross profit per transaction in our LTL, truckload, and customs services.
•Operating expenses decreased 7.7% to $1.9 billion. Personnel expenses decreased 5.9% to $1.4 billion, primarily due to cost optimization efforts and productivity improvements and the divestiture of our Europe Surface Transportation business. Average employee headcount declined 11.5%. Other SG&A expenses decreased 11.8% to $564.3 million primarily due to a $44.5 million loss in the prior year related to the divestiture of our Europe Surface Transportation business and prior year restructuring charges for impairments related to reducing our facilities footprint. In addition, other SG&A expenses declined across several expense categories in 2025 due to cost optimization efforts.
•Income from operations totaled $795.0 million, up 18.8% from last year due to the decrease in operating expenses. Adjusted operating margin(1) of 29.1% increased 490 basis points.
•Interest and other income/expense, net totaled $72.5 million of expense, primarily consisting of $63.1 million of interest expense, which decreased $22.8 million versus last year due to a lower average debt balance and lower variable interest rates. The year-to-date results also include an $11.2 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the full year ended December 31, 2025 was 18.7% compared to 19.6% in the year-ago period. The lower rate was driven by higher foreign tax credits, higher tax benefits from stock-based compensation, and the prior year impact of the divestiture of our European Surface Transportation business, partially offset by a reduced benefit from U.S. tax credits in 2025 and non-recurring discrete items in the prior year.
•Net income totaled $587.1 million, up 26.1% from a year ago. Diluted EPS of $4.83 increased 25.1%. Adjusted diluted EPS(1) of $5.09 increased 12.9%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% change	2025	2024	% change
Total revenues	$2,810,373	$2,802,700	0.3%	$11,562,714	$11,727,539	(1.4)%
Adjusted gross profits(1)	411,618	403,764	1.9%	1,706,329	1,641,195	4.0%
Income from operations	141,296	132,528	6.6%	621,836	531,292	17.0%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the NAST segment totaled $2.8 billion, an increase of 0.3% over the prior year, primarily driven by higher volumes in our truckload services, partially offset a shorter average length of haul in truckload services. NAST adjusted gross profits increased 1.9% in the quarter to $411.6 million. Adjusted gross profits in truckload decreased 0.4% due to a 3.0% decrease in adjusted gross profit per shipment, which was partially offset by a 3.0% increase in volume. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 2.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, also increased 2.5%, resulting in a flat truckload adjusted gross profit per mile. LTL adjusted gross profits increased 6.0% versus the year-ago period, driven by a 5.5% increase in adjusted gross profit per order and a 0.5% increase in LTL volume. Total NAST truckload and LTL volume increased 1.0% for the quarter and outpaced the market indices. Operating expenses decreased 0.3%, primarily due to cost optimization efforts and productivity improvements, partially offset by restructuring charges related to workforce reductions. Fourth quarter average employee headcount was down 7.1% year-over-year. Income from operations increased 6.6% to $141.3 million, and adjusted operating margin expanded 150 basis points to 34.3%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% change	2025	2024	% change
Total revenues	$730,983	$883,968	(17.3)%	$3,090,018	$3,805,018	(18.8)%
Adjusted gross profits(1)	177,957	203,801	(12.7)%	741,921	802,549	(7.6)%
Income from operations	40,489	51,827	(21.9)%	183,783	212,476	(13.5)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the Global Forwarding segment decreased 17.3% to $731.0 million, primarily driven by lower pricing and volume in our ocean services. Adjusted gross profits decreased 12.7% in the quarter to $178.0 million. Ocean adjusted gross profits decreased 22.0%, driven by a 15.0% decrease in adjusted gross profit per shipment and an 8.0% decline in shipments. Air adjusted gross profits decreased 17.3%, driven by a 12.5% decline in metric tons shipped and a 5.5% decrease in adjusted gross profit per metric ton shipped. Customs adjusted gross profits increased 30.0%, driven by a 26.0% increase in adjusted gross profit per transaction and a 3.0% increase in transaction volume. Operating expenses decreased 9.5%, primarily due to cost optimization efforts and productivity improvements and lower incentive compensation, partially offset by restructuring charges related to workforce reductions. Fourth quarter average employee headcount decreased 11.8% year-over-year. Income from operations decreased 21.9% to $40.5 million, and adjusted operating margin declined 260 basis points to 22.8% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% change	2025	2024	% change
Total revenues	$371,278	$497,988	(25.4)%	$1,580,031	$2,192,399	(27.9)%
Adjusted gross profits(1):
Robinson Fresh	$38,851	$35,983	8.0%	$161,094	$146,310	10.1%
Managed Solutions	28,588	28,133	1.6%	115,429	113,770	1.5%
Other Surface Transportation(2)	—	12,942	(100.0)%	4,637	61,190	(92.4)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.
(2) Includes our Europe Surface Transportation business, which was divested as of February 1, 2025.

Fourth quarter Robinson Fresh adjusted gross profits increased 8.0% to $38.9 million due to an increase in integrated supply chain solutions for foodservice customers. Managed Solutions adjusted gross profits increased 1.6% due to an increase in freight under management.

Other Income Statement Items
Interest and other income/expense, net totaled $14.8 million of expense, consisting primarily of $13.7 million of interest expense, which decreased $5.1 million versus the fourth quarter of 2024 due to a lower average debt balance and lower variable interest rates.
The fourth quarter effective tax rate was 18.1%, up from 11.4% in the fourth quarter of 2024. The higher rate in the fourth quarter of 2025 was driven by the impact of non-recurring discrete items, lower U.S. tax credits, and increased executive compensation allowed deductions, partially offset by higher tax benefits from stock-based compensation. For 2026, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were down 0.5% year-over-year.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $305.4 million in the fourth quarter, compared to $267.9 million in the fourth quarter of 2024. The $37.5 million increase in cash flow from operations was primarily related to a $28.2 million increase in cash generated by changes in net operating working capital, due to a $119.0 million sequential decrease in net operating working capital in the fourth quarter of 2025 compared to a $90.8 million sequential decrease in the fourth quarter of 2024.
In the fourth quarter of 2025, cash returned to shareholders totaled $207.7 million, with $133.3 million in repurchases of common stock and $74.3 million in cash dividends.
Capital expenditures totaled $15.7 million in the quarter. Capital expenditures for 2026 are expected to be $75 million to $85 million.

About C.H. Robinson
C.H. Robinson is the global leader in Lean AI supply chains. For more than a century, companies everywhere have looked to us to reimagine how goods move. Now, as we redefine what’s next for the industry, that same drive fuels our commitment to Building Tomorrow’s Supply Chains, Today™. Trusted by 83,000 customers and 450,000 contract carriers, we manage 37 million shipments annually, representing $23 billion in freight. We deliver tailored solutions across the world via truckload, less-than-truckload, ocean, air, and more. With our unique combination of human insight and Lean AI working as one, supply chains move faster, smarter, and more sustainably. As a responsible global citizen, we proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and achieving our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business, including reliance on third-party platforms and cybersecurity related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently managing divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2025 Earnings Conference Call
Wednesday, January 28, 2026; 5:30 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through C.H. Robinson's Investor Relations website at investor.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% change	2025	2024	% change
Adjusted gross profits(1):
Transportation
Truckload	$248,195	$261,527	(5.1)%	$1,052,281	$1,072,691	(1.9)%
LTL	150,888	141,982	6.3%	609,736	572,169	6.6%
Ocean	99,215	127,139	(22.0)%	432,874	519,970	(16.8)%
Air	33,909	40,856	(17.0)%	136,695	135,901	0.6%
Customs	34,400	26,467	30.0%	132,776	107,480	23.5%
Other logistics services	56,618	54,383	4.1%	224,279	225,599	(0.6)%
Total transportation	623,225	652,354	(4.5)%	2,588,641	2,633,810	(1.7)%
Sourcing	33,789	32,269	4.7%	140,769	131,204	7.3%
Total adjusted gross profits	$657,014	$684,623	(4.0)%	$2,729,410	$2,765,014	(1.3)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% change	2025	2024	% change
Revenues:
Transportation	$3,571,694	$3,870,927	(7.7)%	$14,823,804	$16,353,745	(9.4)%
Sourcing	340,940	313,729	8.7%	1,408,959	1,371,211	2.8%
Total revenues	3,912,634	4,184,656	(6.5)%	16,232,763	17,724,956	(8.4)%
Costs and expenses:
Purchased transportation and related services	2,948,469	3,218,573	(8.4)%	12,235,163	13,719,935	(10.8)%
Purchased products sourced for resale	307,151	281,460	9.1%	1,268,190	1,240,007	2.3%
Direct internally developed software amortization	14,491	11,762	23.2%	58,258	44,308	31.5%
Total direct expenses	3,270,111	3,511,795	(6.9)%	13,561,611	15,004,250	(9.6)%
Gross profit	$642,523	$672,861	(4.5)%	$2,671,152	$2,720,706	(1.8)%
Plus: Direct internally developed software amortization	14,491	11,762	23.2%	58,258	44,308	31.5%
Adjusted gross profit	$657,014	$684,623	(4.0)%	$2,729,410	$2,765,014	(1.3)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring and/or loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring and/or losses from divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring and/or loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring and/or loss on divestiture are presented below:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	2024	% change		2025	2024	% change

Total revenues	$3,912,634	$4,184,656	(6.5)%		$16,232,763	$17,724,956	(8.4)%
Income from operations	181,353	183,799	(1.3)%		794,961	669,141	18.8%
Operating margin	4.6%	4.4%	20 bps		4.9%	3.8%	110 bps

Adjusted gross profit	$657,014	$684,623	(4.0)%		$2,729,410	$2,765,014	(1.3)%
Income from operations	181,353	183,799	(1.3)%		794,961	669,141	18.8%
Adjusted operating margin	27.6%	26.8%	80	bps	29.1%	24.2%	490	bps

Adjusted gross profit	$657,014	$684,623	(4.0)%		$2,729,410	$2,765,014	(1.3)%
Adjusted income from operations	197,448	184,408	7.1%		833,733	759,349	9.8%
Adjusted operating margin - excluding restructuring and/or loss on divestiture	30.1%	26.9%	320	bps	30.5%	27.5%	300	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring and/or losses from divestiture. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2025
Income (loss) from operations	$141,296	$40,489	$(432)	$181,353
Severance and other personnel expenses	8,309	3,982	2,892	15,183
Other selling, general, and administrative expenses	309	1,040	(437)	912
Total adjustments to income from operations(1)	8,618	5,022	2,455	16,095
Adjusted income from operations	$149,914	$45,511	$2,023	$197,448

Adjusted gross profit	$411,618	$177,957	$67,439	$657,014
Adjusted income from operations	149,914	45,511	2,023	197,448
Adjusted operating margin - excluding restructuring and loss on divestiture	36.4%	25.6%	3.0%	30.1%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2025
Income (loss) from operations	$621,836	$183,783	$(10,658)	$794,961
Severance and other personnel expenses	10,185	14,961	4,840	29,986
Other selling, general, and administrative expenses	384	1,167	7,235	8,786
Total adjustments to income from operations(2)	10,569	16,128	12,075	38,772
Adjusted income from operations	$632,405	$199,911	$1,417	$833,733

Adjusted gross profit	$1,706,329	$741,921	$281,160	$2,729,410
Adjusted income from operations	632,405	199,911	1,417	833,733
Adjusted operating margin - excluding restructuring and loss on divestiture	37.1%	26.9%	0.5%	30.5%

	Three Months Ended December 31, 2025		Twelve Months Ended December 31, 2025
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$136,321	$1.12	$587,081	$4.83
Restructuring and related costs, pre-tax	16,594	0.14	36,664	0.30
(Gain) loss on divestiture, pre-tax	(499)	—	2,108	0.02
Tax effect of adjustments	(3,177)	(0.03)	(7,657)	(0.06)
Adjusted net income and per share (diluted)	$149,239	$1.23	$618,196	$5.09
____________________________________________
(1) The three months ended December 31, 2025 includes severance and other personnel expenses of $15.2 million related to workforce reductions and $0.9 million of other charges.
(2) The twelve months ended December 31, 2025 includes severance and other personnel expenses of $30.0 million primarily related to workforce reductions and $8.8 million of other charges, which include a $6.3 million impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building.

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2024
Income (loss) from operations	$132,528	$51,827	$(556)	$183,799
Severance and other personnel expenses	1,154	1,017	1,574	3,745
Other selling, general, and administrative expenses	671	2,281	(6,088)	(3,136)
Total adjustments to income (loss) from operations(1)	1,825	3,298	(4,514)	609
Adjusted income (loss) from operations	$134,353	$55,125	$(5,070)	$184,408

Adjusted gross profit	$403,764	$203,801	$77,058	$684,623
Adjusted income (loss) from operations	134,353	55,125	(5,070)	184,408
Adjusted operating margin - excluding restructuring and loss on divestiture	33.3%	27.0%	N/M	26.9%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2024
Income (loss) from operations	$531,292	$212,476	$(74,627)	$669,141
Severance and other personnel expenses	10,176	6,872	7,004	24,052
Other selling, general, and administrative expenses	6,885	4,729	54,542	66,156
Total adjustments to income from operations(2)	17,061	11,601	61,546	90,208
Adjusted income (loss) from operations	$548,353	$224,077	$(13,081)	$759,349

Adjusted gross profit	$1,641,195	$802,549	$321,270	$2,765,014
Adjusted income (loss) from operations	548,353	224,077	(13,081)	759,349
Adjusted operating margin - excluding restructuring and loss on divestiture	33.4%	27.9%	N/M	27.5%

	Three Months Ended December 31, 2024		Twelve Months Ended December 31, 2024
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$149,306	$1.22	$465,690	$3.86
Restructuring and related costs, pre-tax	13,183	0.11	45,746	0.38
(Gain) loss on divestiture, pre-tax	(12,574)	(0.10)	44,462	0.37
Tax effect of adjustments	(1,851)	(0.02)	(11,773)	(0.10)
Adjusted net income and per share (diluted)	$148,064	$1.21	$544,125	$4.51
____________________________________________
(1) The three months ended December 31, 2024 includes severance and other personnel expenses of $3.7 million related to workforce reductions and a $3.1 million net gain driven by a $12.6 million favorable adjustment to the loss on the divestiture of our Europe Surface Transportation business, partially offset by impairments related to reducing our facilities footprint.
(2) The twelve months ended December 31, 2024 includes severance and other personnel expenses of $24.1 million related to workforce reductions and $66.2 million of other charges, which includes a $44.5 million loss on the divestiture of our Europe Surface Transportation business and impairments related to reducing our facilities footprint and of internally developed software.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2025	2024	% change	2025	2024	% change

Revenues:
Transportation	$3,571,694	$3,870,927	(7.7)%	$14,823,804	$16,353,745	(9.4)%
Sourcing	340,940	313,729	8.7%	1,408,959	1,371,211	2.8%
Total revenues	3,912,634	4,184,656	(6.5)%	16,232,763	17,724,956	(8.4)%
Costs and expenses:
Purchased transportation and related services	2,948,469	3,218,573	(8.4)%	12,235,163	13,719,935	(10.8)%
Purchased products sourced for resale	307,151	281,460	9.1%	1,268,190	1,240,007	2.3%
Personnel expenses	336,981	354,381	(4.9)%	1,370,158	1,456,249	(5.9)%
Other selling, general, and administrative expenses	138,680	146,443	(5.3)%	564,291	639,624	(11.8)%
Total costs and expenses	3,731,281	4,000,857	(6.7)%	15,437,802	17,055,815	(9.5)%
Income from operations	181,353	183,799	(1.3)%	794,961	669,141	18.8%
Interest and other income/expense, net	(14,825)	(15,350)	(3.4)%	(72,504)	(89,937)	(19.4)%
Income before provision for income taxes	166,528	168,449	(1.1)%	722,457	579,204	24.7%
Provision for income taxes	30,207	19,143	57.8%	135,376	113,514	19.3%
Net income	$136,321	$149,306	(8.7)%	$587,081	$465,690	26.1%

Net income per share (basic)	$1.14	$1.24	(8.1)%	$4.88	$3.89	25.4%
Net income per share (diluted)	$1.12	$1.22	(8.2)%	$4.83	$3.86	25.1%

Weighted average shares outstanding (basic)	119,885	120,589	(0.6)%	120,242	119,805	0.4%
Weighted average shares outstanding (diluted)	121,658	122,291	(0.5)%	121,502	120,679	0.7%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2025
Total revenues	$2,810,373	$730,983	$371,278	$3,912,634
Adjusted gross profits(1)	411,618	177,957	67,439	657,014
Income (loss) from operations	141,296	40,489	(432)	181,353
Depreciation and amortization	4,856	2,510	19,115	26,481
Total assets(2)	2,853,372	1,142,015	1,062,994	5,058,381
Average employee headcount	4,970	4,007	3,108	12,085

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2024
Total revenues	$2,802,700	$883,968	$497,988	$4,184,656
Adjusted gross profits(1)	403,764	203,801	77,058	684,623
Income (loss) from operations	132,528	51,827	(556)	183,799
Depreciation and amortization	4,891	2,357	17,032	24,280
Total assets(2)	2,874,701	1,335,178	1,088,047	5,297,926
Average employee headcount	5,348	4,542	3,979	13,869

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2025
Total revenues	$11,562,714	$3,090,018	$1,580,031	$16,232,763
Adjusted gross profits(1)	1,706,329	741,921	281,160	2,729,410
Income (loss) from operations	621,836	183,783	(10,658)	794,961
Depreciation and amortization	19,354	9,087	74,377	102,818
Total assets(2)	2,853,372	1,142,015	1,062,994	5,058,381
Average employee headcount	5,158	4,284	3,291	12,733

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2024
Total revenues	$11,727,539	$3,805,018	$2,192,399	$17,724,956
Adjusted gross profits(1)	1,641,195	802,549	321,270	2,765,014
Income (loss) from operations	531,292	212,476	(74,627)	669,141
Depreciation and amortization	20,670	10,602	65,888	97,160
Total assets(2)	2,874,701	1,335,178	1,088,047	5,297,926
Average employee headcount	5,696	4,678	4,012	14,386
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$160,871	$145,762
Receivables, net of allowance for credit loss	2,360,829	2,383,709
Contract assets, net of allowance for credit loss	156,441	200,332
Prepaid expenses and other	120,402	102,166
Assets held for sale	—	137,634
Total current assets	2,798,543	2,969,603

Property and equipment, net of accumulated depreciation and amortization	116,362	127,189
Right-of-use lease assets	278,323	334,738
Intangible and other assets, net of accumulated amortization	1,865,153	1,866,396
Total assets	$5,058,381	$5,297,926

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,241,276	$1,212,132
Accrued expenses:
Compensation	188,838	180,801
Transportation expense	120,708	153,274
Income taxes	33,745	9,326
Other accrued liabilities	174,955	173,318
Current lease liabilities	72,180	72,842
Current portion of debt	—	455,792
Liabilities held for sale	—	67,413
Total current liabilities	1,831,702	2,324,898

Long-term debt	1,089,438	921,857
Noncurrent lease liabilities	233,768	290,641
Noncurrent income taxes payable	34,875	23,472
Deferred tax liabilities	21,526	12,565
Other long-term liabilities	1,425	2,442
Total liabilities	3,212,734	3,575,875

Total stockholders’ investment	1,845,647	1,722,051
Total liabilities and stockholders’ investment	$5,058,381	$5,297,926

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
Operating activities:	2025	2024

Net income	$587,081	$465,690
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	102,818	97,160
Provision for credit losses	8,174	6,688
Stock-based compensation	80,070	84,590
Deferred income taxes	9,462	(80,067)
Excess tax benefit on stock-based compensation	(29,153)	(9,411)
Loss on disposal groups held for sale	(856)	32,794
Other operating activities	8,178	20,682
Changes in operating elements:
Receivables	95,359	(164,255)
Contract assets	44,283	(11,969)
Prepaid expenses and other	(17,470)	60,740
Right of use asset	55,185	(5,937)
Accounts payable and outstanding checks	10,783	(79,943)
Accrued compensation	6,264	49,681
Accrued transportation expenses	(32,566)	6,756
Accrued income taxes	64,658	15,545
Other accrued liabilities	(17,926)	12,791
Lease liability	(63,482)	5,076
Other assets and liabilities	3,657	2,473
Net cash provided by operating activities	914,519	509,084
Investing activities:
Purchases of property and equipment	(19,628)	(22,653)
Purchases and development of software	(50,915)	(51,635)
Acquisitions, net of cash acquired	(11,864)	—
Proceeds from divestiture	27,737	—
Net cash used for investing activities	(54,670)	(74,288)
Financing activities:
Proceeds from stock issued for employee benefit plans	159,197	114,890
Stock tendered for payment of withholding taxes	(76,917)	(32,217)
Repurchase of common stock	(354,652)	—
Cash dividends	(301,376)	(294,772)
Proceeds from long-term borrowings	949,000	10,000
Payments on long-term borrowings	(1,211,000)	(10,000)
Proceeds from short-term borrowings	1,548,800	3,192,500
Payments on short-term borrowings	(1,575,800)	(3,396,500)
Net cash used for financing activities	(862,748)	(416,099)
Effect of exchange rates on cash and cash equivalents	7,232	(8,152)
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	4,333	10,545
Plus: net decrease (increase) in cash and cash equivalents within assets held for sale	10,776	(10,307)
Cash and cash equivalents, beginning of period	145,762	145,524
Cash and cash equivalents, end of period	$160,871	$145,762
	As of December 31,
Operational Data:	2025	2024
Employees	11,855	13,781
Source: C.H. Robinson
CHRW-IR